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                                                        EXHIBIT 4


                          AMENDMENT TO
                 ONEIDA LTD. 401(k) SAVINGS PLAN
              (As Amended through August 31, 1999)


    The Oneida Ltd. 401(k) Savings Plan (the "Plan") is amended as follows:

1.  Effective August 31, 1999 a new Section 11.04(i) is added as follows:

          Oneida Ltd. Unitized Company Stock Fund. At the discretion of the Committee, the Plan may acquire and hold Common Stock of Oneida Ltd. ("Company Stock"). Participants may elect to invest amounts held in their Account in units of a Unitized Company Stock fund ("Unitized Company Stock Fund") established by the Trustee pursuant to Section _______ of the Plan subject to such restrictions and administrative procedures as are imposed by the Committee, pursuant to its discretionary authority to administer and interpret the Plan.

    IN WITNESS WHEREOF, Oneida Ltd. has caused this instrument to be executed by its duly authorized officer this 31st day of August, 1999.


                                       Oneida Ltd.

                                        /s/ EDWARD W. THOMA
                                            Edward W. Thoma
                                        Senior Vice President-Finance